UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 15, 2005

Noven Pharmaceuticals, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-17254	59-2767632
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11960 S.W. 144th Street, Miami, Florida		33186
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	305-253-5099

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

(a) As disclosed in its 2005 Proxy Statement, Noven Pharmaceuticals, Inc. ("Noven") has entered into change of control employment agreements with 11 of its officers, including Noven’s executive officers (other than Robert C. Strauss, Noven’s President and Chief Executive Officer, who has an existing employment agreement with Noven). These agreements are intended to further the interests of Noven's stockholders by providing for a continuity of management in the event of a change in control of Noven. Earlier this year, the Compensation and Stock Option Committee (the "Committee") of Noven’s Board of Directors (the "Board") engaged an outside independent compensation consultant to review these agreements on behalf of the Committee. The consultant recommended certain revisions to the agreements including: (i) expanding the definition of termination for "cause," (ii) modifying the definition of "change of control," and (iii) eliminating the payment of mandatory bonuses after the first year following a change of control. The Committee accepted the consultant’s recommendations and on November 15, 2005 approved entering into the revised agreements with each of the 11 officers referenced above. The form of the revised agreement is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

(b) On November 16, 2005, the Board approved the Noven Pharmaceuticals, Inc. Nonqualified Deferred Compensation Plan (the "Plan"), which will be effective January 1, 2006. The Plan will be available for members of Noven’s Board and a group of Noven’s officers selected by Noven’s Employee Benefits Committee (the "Benefits Committee") in its sole discretion (each such person a "Participant"). The Benefits Committee is comprised of Noven employees and is charged with administering the Plan and certain of Noven’s other employee benefit programs. Under the Plan, Participants will be eligible to elect to defer receipt of part of their current compensation to a later date as part of their personal retirement or financial planning. Participants may elect to defer, as applicable, portions of their director fees, base salary, bonus, long-term incentive plan awards, and/or restricted stock grants. Deferral elections will be made annually and will expire at the end of each plan year. Deferral elections are irrevocable once made.

Deferrals are subject to minimum and maximum amount requirements, as defined in the Plan. An employee Participant that elects to participate in the Plan in a given plan year must defer at least an aggregate amount of $4,000 from his or her base salary, bonus and/or long-term incentive plan awards; a director Participant must defer at least $4,000 of his or her director fees. No minimum deferral is required for restricted stock grants, and a restricted stock recipient may defer up to 100% of a restricted stock grant. Deferring a grant of restricted stock will not alter the timetable for vesting of that grant. An employee Participant may defer up to 75% of his or her salary and up to 100% of his or her bonus and/or long-term incentive plan awards; director Participants may defer up to 100% of their director fees.

Participants are at all times 100% vested in their deferral accounts. For cash deferrals, Participants may elect one or more measurement funds selected by the Benefits Committee (which are based on certain mutual funds) for the purpose of crediting or debiting additional amounts to a Participant’s deferral account balance. Restricted stock deferrals are automatically allocated to a Noven Stock Unit measurement fund.

Amounts deferred may be paid out to Participants in scheduled distributions, which may not be any sooner than two full plan years after the year to which the deferral election relates. A Participant may also elect to receive a distribution if such Participant experiences an unforeseeable financial emergency (as defined in the Plan) or in the event of a change in control of Noven. Distributions may also be made upon a Participant’s retirement, termination, disability or death.

Benefit security for the Plan will be provided by a funded rabbi trust. Noven may terminate the Plan at any time; however, benefits will be paid as defined in the Plan.

A copy of the Plan is filed as Exhibit 10.2 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No. Description
__________________________________________________________________________
10.1 Form of Employment Agreement (Change of Control)
10.2 Noven Pharmaceuticals, Inc. Nonqualified Deferred Compensation Plan

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Noven Pharmaceuticals, Inc.

November 17, 2005	By:	/s/ Diane M. Barrett

Name: Diane M. Barrett
Title: Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Form of Employment Agreement (Change of Control)
10.2	Noven Pharmaceuticals, Inc. Nonqualified Deferred Compensation Plan